United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☒      Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NAUTILUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nautilus, Inc.:

The annual meeting of shareholders of Nautilus, Inc. will be held on Wednesday, May 4, 2016, at our headquarters building, 17750 S.E. 6th Way, Vancouver, Washington 98683, beginning at 1:00 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect a Board of Directors, consisting of six (6) members, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To approve the compensation of the named executive officers for the year ended December 31, 2015 in a non-binding, advisory vote, as reported in this Proxy Statement;

3.	To ratify the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

4.	To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only shareholders who held their shares at the close of business on March 14, 2016, the record date, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors

/s/ Wayne M. Bolio
WAYNE M. BOLIO Secretary

Vancouver, Washington
April 4, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held On May 4, 2016:

Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting and a 2015 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report to Shareholders are available at http://www.nautilusinc.com/investors. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices which identify visitors. Directions to our annual meeting are also available at http://www.nautilusinc.com/investors.

2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

NAUTILUS, INC.
17750 S.E. 6th Way
Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors (the “Board”) is furnishing this Proxy Statement and the accompanying Annual Report to Shareholders, Notice of Annual Meeting and proxy card in connection with its solicitation of proxies for use at our 2016 annual meeting of shareholders (the “Annual Meeting”) or any adjournment thereof. The Annual Meeting will be held on Wednesday, May 4, 2016, beginning at 1:00 p.m., Pacific Daylight Time at the following location:

17750 S.E. 6th Way
Vancouver, Washington 98683

Our Board has designated the two persons named on the enclosed proxy card, Bruce M. Cazenave and Sidharth Nayar, to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying Annual Report to Shareholders are being mailed on or about April 4, 2016 to our shareholders of record as of March 14, 2016.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the Annual Meeting by:
•delivering written notice of revocation to our Secretary;
•delivering an executed proxy bearing a later date to our Secretary; or
•attending the Annual Meeting and voting in person.

Record Date

Our Board has fixed the close of business on March 14, 2016 as the record date for determining which of our shareholders are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 31,031,096 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

Votes Required to Approve Each Proposal

If a quorum is present at the annual meeting:

(i) the six (6) nominees for the election of directors who receive the greatest number of votes cast by the shares present and voting in person or by proxy will be elected as directors; and

(ii) The proposals regarding the advisory vote on named executive officer compensation and ratification of the selection of the independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Counting of Votes; Abstentions

You may vote “FOR” or “WITHHOLD” authority to vote for the nominee for election as a director. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominee for election to the Board of Directors. If you vote to “WITHHOLD” authority to vote for the nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted as a vote cast on the proposal and will have no effect in determining whether the nominee is elected.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the proposals regarding the advisory vote on named executive officer compensation and the ratification of the selection of the independent registered public accounting firm.  If you choose “ABSTAIN” from voting on a proposal, your shares represented will be counted as present for the purpose of determining a quorum, but will not be counted as votes cast on the proposal and will have no effect in determining whether the proposal is approved.

Broker Discretionary Voting

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” In the case of a discretionary matter (for example, the ratification of the independent registered public accounting firm), your broker is permitted to vote your shares of common stock if you have not given voting instructions. In the case of a non-discretionary matter (for example, the election of directors and the advisory vote to approve executive compensation), your broker cannot vote your shares if you have not given voting instructions.

A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted as votes cast for a proposal and will have no effect on the outcome of any proposal. Therefore, it is important that you provide specific voting instructions to your broker, bank or similar institution.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, FOR the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as set forth in the proxy statement, and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. If other matters come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

Cost of Proxy Solicitation

We will bear all costs associated with the solicitation of proxies in connection with the annual meeting. We do not plan to hire a proxy solicitor, but, to the extent we choose to use proxy solicitor services, we will pay the related fees and expenses.

Procedures for Shareholder Proposals and Nominations

Under our amended and restated bylaws, as amended ("Bylaws"), nominations for directors at an annual meeting may be made only by (1) the Board or a committee of the Board, or (2) a shareholder entitled to vote who has delivered notice to us within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is: (1) specified in the notice of meeting (which includes shareholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8); (2) brought before the meeting by or at the direction of the Board; or (3) brought by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in the Bylaws) within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in our proxy statement. A copy of the full text of our Bylaws may be obtained upon written request to our Secretary at the address provided on page 1 of this Proxy Statement.

Where You Can Find More Information

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. EST. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilusinc.com, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

According to our Bylaws, our Board shall be comprised of no more than seven (7) directors, provided, however that the number may be decreased by resolution of our Board.  The Board has fixed the authorized number of our directors at six (6).

At this Annual Meeting, our shareholders will elect a board consisting of six (6) directors to serve until our 2017 annual meeting or until their respective successors are elected and qualified. Our Board has nominated the individuals listed below to serve on our Board. All of the nominees are currently members of our Board. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, our Board may provide for a lesser number of directors or designate a substitute. If our Board designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than six (6) nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

M. Carl Johnson, III, 67, joined our Board in July 2010. Mr. Johnson is Chairman of the Board and a member of the Compensation Committee. In October, 2015, Mr. Johnson retired as Executive Vice President, Marketing and Chief Growth Officer of Big Heart Pet Brands, a division of J.M. Smucker Company.  In this role he had line and operating responsibility for the company’s widely distributed brands, and the innovation, marketing and creative services, consumer and customer insights, communications and government relations groups, and the company’s Canadian subsidiary. He joined Del Monte Foods, a privately owned manufacturer and marketer of processed foods, and the predecessor of Big Heart Pet Brands, in November 2011 as Executive Vice President, Brands. From 2001 until April 2011, Mr. Johnson served as Senior Vice President and Chief Strategy Officer of the Campbell Soup Company, a producer of canned soups and related products, where he had direct responsibility for corporate strategy, research and development, quality, corporate marketing services, licensing, and e-business. Mr. Johnson joined Campbell from Kraft Foods, where he ran three successively larger business divisions. Mr. Johnson earned his B.A. degree in Government and Economics from Wesleyan University, and his M.B.A. degree from the University of Chicago. Mr. Johnson serves as an executive committee member of the Agricultural Sustainability Institute, University of California, Davis.  Mr. Johnson is a trustee of the Adelphic Educational Fund, Wesleyan University, which grants scholarships and supports educational, literary and artistic programs. He is also a member of the Steering Committee of the Kilts Center for Marketing at the University of Chicago Graduate School of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum. Our Board has determined that Mr. Johnson has the requisite experience and expertise to be a director of Nautilus based on his consumer marketing expertise and strong background in corporate expansion strategy.

Ronald P. Badie, 73, joined our Board in August 2005. Mr. Badie is a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm's investment banking subsidiary. Mr. Badie currently serves as a director of Amphenol Corporation. Mr. Badie was a director of Obagi Medical Products, Inc. from December 2006 to April 2013. He also served as the Chairman of the Compensation Committee and member of the Audit Committee for Obagi Medical Products. Mr. Badie was a director of Merisel, Inc. from October 2004 to March 2011 and Integrated Electrical Services, Inc. between October 2003 and May 2006. Mr. Badie is a graduate of Bucknell University and received an M.B.A. from New York University's Stern School of Business. Our Board determined that Mr. Badie has the requisite experience and expertise to be a director of Nautilus based on his broad experience while serving as a director of several publicly-traded and privately-held companies. In addition, Mr. Badie spent many years as an investment banker and has extensive experience in structured finance and capital markets transactions.

Bruce M. Cazenave, 61, was appointed Chief Executive Officer and elected to The Board of Directors in May 2011. He also served as Acting Chief Financial Officer from July 3, 2013 until February 27, 2014. From January 2010 until his appointment as Chief Executive Officer, Mr. Cazenave served as Managing Director of Inflection Point Consulting, a business consulting firm, where he consulted with and served as an executive advisor to private equity firms in the U.S. and Europe. From 2006 to 2009, he worked for Central Garden & Pet Company, a marketer and producer of quality branded products for the lawn and garden and pet supplies markets, serving as President of its Garden Décor Group.  From January 2006 to August 2006, he served as a strategy consultant to Timex Corporation, a watch manufacturer, where he focused on supply chain, operational and organizational priorities. From 2002 to 2005, Mr. Cazenave served as President & CEO of Dorel Juvenile Group, a subsidiary of Dorel Industries, Inc. Dorel Juvenile Group is a marketer and manufacturer of juvenile products. He has also served in senior executive roles at Black & Decker U.S., Inc. and Timberland - both in the U.S and Europe. Mr. Cazenave is a graduate of John Hopkins University and received a Master's degree from George Washington University. The Board has concluded that Mr. Cazenave should continue serving as a director based on his over 20 years of senior executive leadership and extensive background running divisions of premier global consumer products companies focused on profitable growth.

Richard A. Horn, 68, was elected to our Board in December 2007. Mr. Horn is the Chairman of the Compensation Committee and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Horn has been a private investor since February 2002. Mr. Horn was general manager of the PetsHotel Division of PetSmart, Inc., a company that provides products, services and solutions for the lifetime needs of pets, from April 2001 through February 2002. From January 1999 through March 2001, he was Senior Vice President and General Merchandise Manager of PetSmart.com, Inc. and from July 1994 until December 1998, he was Vice President and General Merchandise Manager of PetSmart, Inc. From 1992 to 1994, Mr. Horn was Chief Financial Officer of Weisheimer Companies, Inc., a chain of retail pet supply stores. Mr. Horn was a partner at Coopers & Lybrand (now PricewaterhouseCoopers), an international public accounting and business consulting firm, from 1980 to 1992. Mr. Horn serves on the Board of Trustees of Saint Joseph’s Hospital and Medical Center and Saint Joseph’s Westgate Hospital in Phoenix, Arizona. He is also on the Board of Directors of the Fiesta Bowl. Our Board has determined that Mr. Horn has the requisite experience and expertise to be a director of Nautilus. As a former retail merchandising and direct-marketing executive, former Chief Financial Officer and a former partner at Coopers & Lybrand, Mr. Horn brings particular expertise to our Board in the areas of direct marketing sales, consumer product merchandising and retail trade, service industries, investor relations, financial reporting, accounting and auditing for complex multinational operations.

Anne G. Saunders, 54, was elected to our Board in April 2012. Ms. Saunders is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Since November 2014, Ms. Saunders has been President, Consumer Division, of FTD Companies, Inc. (NASDAQ: FTD), a global floral and gifting company. From August 2012 to January 2014, Ms. Saunders was President of Redbox, an entertainment company that is owned and operated by Coinstar, Inc. (NASDAQ:CSTR). From March 2009 until January 2012, Ms. Saunders was Executive Vice President and Chief Marketing Officer for Knowledge Universe, a privately-held early education company with over 1,600 schools nationwide. From February 2008 until March 2009, Ms. Saunders was Senior Vice President, Consumer Bank Executive and, from May 2007 until February 2008, she was Senior Vice President, Brand Executive, for Bank of America Corporation (NYSE:BAC). Between 2001 and 2007, Ms. Saunders held a variety of positions with Starbucks Coffee Co. (NASDAQ:SBUX), including Senior Vice President, Global Brand, during that company's period of rapid domestic and international growth. Ms. Saunders has also held executive and senior management positions with eSociety, a B2B e-commerce company, AT&T Wireless and Young & Rubicam. Additionally, Ms. Saunders served, from 2006 until 2007, as a director for Blue Nile, Inc. (NASDAQ:NILE). She received a B.A. from Northwestern University and an M.B.A. from Fordham University. Our Board has determined that Ms. Saunders has the requisite experience to be a director of Nautilus. Ms. Saunders brings to our Board a strong background in marketing and building brands and provides Nautilus with additional expertise and understanding of the consumer marketplace.

Marvin G. Siegert, 67, joined our Board in August 2005. Mr. Siegert is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Currently a private investor, Mr. Siegert was President and Chief Operating Officer of The Pyle Group LLC, a private equity investment group, from 1996 until July 2007. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as Senior Vice President and Chief Financial Officer. Currently, Mr. Siegert serves as Audit Committee Chairman on the Board of Directors of Great Lakes Educational Loan Services, Inc., a privately-held student loan servicing company, and Behrens Manufacturing, Inc., a manufacturer and distributor of high quality metal containers. He is also a member of the Board of Directors of Uniek, Inc., a manufacturer and distributor of picture frames and wall décor. From 2005 until December 2012, Mr. Siegert was a member of the Board of Directors of Hy Cite Corporation, a privately-held direct sales marketing company. Mr. Siegert graduated from the University of Wisconsin, Whitewater with a degree in accounting and holds a Master's degree in management from the University of Wisconsin, Madison. Our Board has determined that Mr. Siegert has the requisite experience and expertise to be a director of Nautilus. As a former President and Chief Operating Officer of a private equity investment group and former Chief Financial Officer of a privately-held global consumer products company, Mr. Siegert brings a particular expertise to our Board in the areas of consumer products, investor relations and financial strategies.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of Nautilus.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board oversees our overall performance on behalf of our shareholders. Members of our Board stay informed of our business through discussions with our Chief Executive Officer ("CEO") and other members of our executive team, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

Our Board is elected by our shareholders to govern our business and affairs. Our Board selects our senior management team, which is charged with conducting our business. Having selected our senior management team, our Board acts as an advisor to senior management and monitors their performance. Our Board reviews strategies, financial objectives and operating plans. It also plans for management succession of our Chief Executive Officer, as well as other senior management positions, and oversees our compliance efforts.

Our Board has determined that each of Ronald P. Badie, Richard A. Horn, M. Carl Johnson, III, Anne G. Saunders and Marvin G. Siegert qualify as an “independent director” under our Corporate Governance Guidelines (available on our website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual (the "Listed Company Manual") of the New York Stock Exchange ("NYSE"), and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. Our Board has further determined that each member of the Board's three committees meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rules 10A-3(b)(1) and 10C-1 under the Exchange Act related to independence of audit committee and compensation committee members, respectively.

Our Board met eight times in 2015 and all of our directors attended at least 75% of the meetings of our Board and of the meetings held by the committee(s) on which they served. Currently, we do not have a policy requiring our Board members' attendance at the annual meetings of our shareholders. Four of our directors attended our 2015 annual shareholders meeting.

In order to promote open discussion among independent directors, our Board has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are led by our Chairman.

Transactions with Related Persons

Our Board recognizes that “transactions” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

Our Board has determined that the Audit Committee is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any related person transaction shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of our Board approve the transaction, or the transaction involves compensation approved by the Compensation Committee.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by our Board at any time. The full text of each committee charter and our Corporate Governance Guidelines are available on our website located at www.nautilusinc.com or in print to any interested party who requests it. Requests should be sent to the Nautilus, Inc. Secretary at the address provided on page 1 of this Proxy Statement.

The Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and represents and assists our Board in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and other financial information furnished by Nautilus, (ii) our compliance with legal and regulatory requirements, (iii) our system of internal accounting and financial controls, (iv) our independent registered public accounting firm's qualifications, performance, compensation and independence, (v) the performance of our internal audit function, and (vi) compliance with our code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace our independent registered public accounting firm;

•
review and discuss with management and our independent registered public accounting firm, prior to release to the general public and legal and regulatory agencies, our annual audited financial statements and quarterly financial statements, including disclosures contained in our Annual Report on Form 10-K under the section heading “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or public company exchange listing requirements;

•
discuss polices developed by management and our Board with respect to risk assessment and risk management and steps management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	review the responsibilities, functions and performance of our internal audit function, including internal audit's charter, plans and budget and the scope and results of internal audits;

•
review management's report on internal control over financial reporting and discuss with management and the independent registered public accounting firm any significant deficiencies or material weaknesses in the design or operation of our internal controls; and

•
establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or violations of our code of conduct.

During 2015, the Audit Committee consisted of four independent directors: Marvin G. Siegert (Chairman), Ronald P. Badie, Richard A. Horn and Anne G. Saunders. Each member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees. In addition, our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of the Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met four times during 2015.

A copy of the full text of the Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee
The Compensation Committee is responsible for overseeing the compensation of our employees, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of our executive officers. The Compensation Committee also administers our 2015 Long-Term Incentive Plan.

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:

•
periodically review our executive compensation plans in light of our goals and objectives with respect to such plans and, if the committee deems appropriate, adopt, or recommend to our Board the adoption of new, or the amendment of existing, executive compensation plans;

•
annually evaluate the performance of our CEO and, with our CEO's participation and input, that of our other executive officers in light of the goals and objectives of our executive compensation plans. Based on this evaluation, the Compensation Committee shall determine and approve the CEO's compensation level and, with the CEO's participation and input, the compensation levels of our other executive officers;

•	approve any equity compensation awarded to any of our executive officers, subject to the requirements of the applicable compensation plans; and

•
with respect to SEC reporting requirements, review and discuss with management our compensation discussion and analysis, and oversee the preparation of, and approve, the Compensation Committee's report on executive compensation to be included in our proxy statement.

The Compensation Committee may not delegate any power or authority required by any law, regulation or listing standard to be exercised by the committee. The Compensation Committee met four times during 2015. Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time the Compensation Committee has engaged compensation consultants to advise it on certain matters. See "Compensation Discussion and Analysis."

A copy of the full text of the Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation
During 2015, the Compensation Committee was comprised of five independent directors: Richard A. Horn (Chairman), Ronald P. Badie, M. Carl Johnson III, Anne G. Saunders and Marvin G. Siegert. None of the members of the Compensation Committee have a relationship with Nautilus, other than as directors and shareholders. No member of the Compensation Committee is, or was formerly, an officer or an employee of Nautilus. None of our executive officers served, during the year ended December 31, 2015, as a member of the compensation committee or on the board of directors of any entity that has an executive officer serving as a member of our Compensation Committee or Board.

The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of our Board and select director nominees to be presented for shareholder approval at our annual meeting of shareholders;

•	review our Board's committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	develop and recommend to our Board for its approval a set of corporate governance guidelines;

•	develop and recommend to our Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review, on an annual basis, director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Corporate Governance Committee to consider their directorship recommendations should submit their recommendations in writing to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, WA 98683, Attn: Chairman of Nominating and Corporate Governance Committee. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the committee.

Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers a candidate's quality of experience, our needs and the range of talent and experience represented on our Board. In evaluating particular candidates, the Nominating and Corporate Governance Committee will review the nominee's personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the shareholders. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities, as well as matters of diversity, including gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, both the Board and the Nominating and Corporate Governance Committee believe that it is essential that Board members represent a diverse range of experience, expertise and viewpoints.

During 2015, the Nominating and Corporate Governance Committee was comprised of four independent directors: Anne G. Saunders (Chairman), Ronald P. Badie, Richard A. Horn, and Marvin G. Siegert. The Nominating and Corporate Governance Committee met one time during 2015.

A full copy of the Nominating and Corporate Governance Committee Charter can be found on our website at www.nautilusinc.com.

Communications with Directors

All interested parties may send correspondence to our Board or to any individual director at the following address: Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683.

Your communications should indicate that you are a shareholder of Nautilus. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Board Leadership Structure

Our Board has a majority of independent directors; five out of the six director nominees are independent. The Audit, Compensation, and Nominating and Corporate Governance committees each are composed solely of independent directors.

We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two positions. Mr. Johnson, who acts as the Chairman, oversees our business broadly, leads the meetings of our Board, and provides guidance to our management. Mr. Cazenave serves on the Board, but, as our Chief Executive Officer, he is also charged with oversight of the day-to-day operations of the business. We believe that consistency between day-to-day operations and the overall management is reached through Mr. Cazenave's service as the Chief Executive Officer and a director, but the separation of the Chairman and Chief Executive Officer roles is important to achieve a balance of oversight that is favorable to us and our shareholders.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses, and manages the risks most critical to our operations and routinely advises our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board's role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and our Board and its committees providing oversight in connection with those efforts.

DIRECTOR COMPENSATION

Nautilus has a Director Compensation Program that provides for compensation of the non-employee members of our Board. Director compensation consists of annual retainers, meeting fees, fees for service as a committee chair, and awards of equity compensation. Directors who are employees receive no additional or special remuneration for serving as directors.

Annual Retainer, Committee Chair and Meeting Fees
Under the Director Compensation Program, each non-employee director receives an annual retainer of $35,000 and a fee of $1,500 for attendance at each Board meeting. Our Board's non-executive Chairman receives an additional annual fee of $30,000. Each director serving on a committee of our Board receives an additional fee of $1,500 for attendance at each committee meeting. The Chair of the Audit Committee receives an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $5,000.

Initial Equity Grant
The Director Compensation Program provides that, upon initial election to our Board, each non-employee director may be granted an option to purchase up to 10,000 shares of Nautilus common stock.

Annual Equity Grant
Since 2014 our Director Compensation Program has provided that, each non-employee director will receive an award of restricted stock with a grant date value of $51,000 upon their re-election to the Board at our annual meeting of shareholders. The shares subject to the restricted stock awards are subject to forfeiture until vesting on the first anniversary of the grant date, subject to continued service of the director through such date.

2015 Director Compensation
	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ronald P. Badie	$62,000	$51,016	$113,016
Richard A. Horn	67,000	51,016	118,016
M. Carl Johnson, III	83,000	51,016	134,016
Anne G. Saunders	67,000	51,016	118,016
Marvin G. Siegert	72,000	51,016	123,016

(1) Stock award amounts reflect the aggregate grant date fair value of awards granted during 2015. See Notes 1 and 15 of Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2015 for information on determining the fair value of stock awards and other related information.

Equity Awards Outstanding at December 31, 2015
	Unvested Stock Awards (# of Shares)	Option Awards (# of Shares)
Ronald P. Badie	2,897	30,000
Richard A. Horn	2,897	40,000
M. Carl Johnson, III	2,897	30,000
Anne G. Saunders	2,897	12,500
Marvin G. Siegert	2,897	20,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of March 1, 2016, by: 1) each director and director nominee; 2) each of the named executive officers included in the Summary Compensation Table; 3) all persons that we know are beneficial owners of more than 5% of our common stock; and 4) all current directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (3)
Copper Rock Capital Partners, LLC(4)	2,211,017	7.1%
200 Clarendon Street, 51st Floor
Boston, MA 02116
BlackRock, Inc.(5)	1,956,979	6.3%
55 E. 52nd Street
New York, NY 10055
Non-Employee Directors (1)
Richard A. Horn	70,454	*
Marvin G. Siegert	62,454	*
Ronald P. Badie	60,154	*
M. Carl Johnson, III(6)	50,454	*
Anne G. Saunders	27,954	*
Employee Director (1)
Bruce M. Cazenave(7)	509,009	1.6%
Named Executive Officers (1)
William B. McMahon	148,192	*
Wayne M. Bolio	115,994	*
Robert O. Murdock	7,895	*
Sidharth Nayar	3,107	*
All Current Directors and Executive Officers as a Group (12 persons)	1,064,070	3.4%

* Less than 1%

(1) The address for each director and executive officer is c/o Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683.
(2) Includes currently exercisable options, options that vest within 60 days of March 1, 2016, and performance stock units ("PSUs") and restricted stock units ("RSUs") that vest within 60 days of March 1, 2016 as follows:

Name	Options	Performance & Restricted Stock
Ronald P. Badie	30,000	—
Richard A. Horn	40,000	—
M. Carl Johnson, III	30,000	—
Marvin G. Siegert	20,000	—
Anne G. Saunders	12,500	—
Bruce M. Cazenave	147,923	—
William B. McMahon	19,067	—
Wayne M. Bolio	13,452	—
Robert O. Murdock	6,415	—
Sidharth Nayar	—	—
All current officers and directors	327,760	—

(3) Percentages have been calculated based on 31,031,096 shares of our common stock issued and outstanding as of March 1, 2016. Shares which the person or group has the right to acquire within 60 days after March 1, 2016, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(4) Information is based on the Form 13F filed on January 6, 2016 by Copper Rock Capital Partners, LLC.
(5) Information is based on the Schedule 13G filed on January 27, 2016 by BlackRock, Inc. (“BlackRock”), a parent holding company. BlackRock has sole dispositive power with respect to all shares reported and sole voting power with respect to 1,897,222 shares.
(6) Includes 5,000 shares held by The M. Carl Johnson III Trust Dated 2/6/96, of which Mr. Johnson is a trustee.
(7) 17,870 shares held for the account of Mr. Cazenave's children.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of the date of this Proxy Statement, the positions they hold and the year in which they began serving as officers of Nautilus. Our Board elects all of our executive officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since
Bruce M. Cazenave	61	Chief Executive Officer, Director	2011
Sidharth Nayar	55	Chief Financial Officer	2014
William B. McMahon	51	Chief Operating Officer	2009
Wayne M. Bolio	59	Senior Vice President, Law and Human Resources, General Counsel	2003
Robert O. Murdock	44	Vice President, General Manager, Direct	2012
Jeffery L. Collins	49	Vice President, General Manager, Retail Sales	2014
Dennis H. Lee	52	Vice President, General Manager, Commercial and Specialty	2015

For information on Bruce M. Cazenave's business background, see “Nominees” under “Election of Directors” above.

Sidharth (Sid) Nayar was named Chief Financial Officer in February 2014. In this role, he is responsible for overseeing financial, accounting, information technology, risk management and investor relations activities for all brands in the Nautilus portfolio. Prior to joining Nautilus, Mr. Nayar served as Senior Vice President, Finance and Chief Financial Officer of Congoleum Corporation, a manufacturer of residential and commercial flooring products, from 1999 to February 2014. Mr. Nayar held other senior accounting and finance positions at Congoleum Corporation beginning in 1986. Mr. Nayar earned a B.Sc. in Economics from the London School of Economics and an M.B.A. in Finance from Rutgers University.

William B. McMahon was appointed Chief Operating Officer in August 2011. In this role, Mr. McMahon has responsibility for oversight of our Retail and Direct businesses, as well as overall operations and the product development function. Mr. McMahon joined Nautilus in October 2005 and has held a number of leadership roles, including Senior Vice President, Consumer Business from November 2009 until August 2011 and, prior to that, Vice President and General Manager of our Direct business. Before joining Nautilus, Mr. McMahon held several executive positions with the Readers Digest Association from 1989 through 1995, including chief operating officer of gifts.com, an e-commerce portal; director of information technology; vice president, operations of Good Catalog, a luxury home products and electronics catalog; and director of U.S. Operations for QSP Inc., the largest school fundraising program in North America. He previously spent over a decade with the United States Navy nuclear submarine force, where he oversaw reactor plant operations. Mr. McMahon is a graduate of the U.S. Naval Nuclear Engineering program.

Wayne M. Bolio assumed the position of Senior Vice President, Law and Human Resources in August 2011. He was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and was promoted to Senior Vice President, Law in January 2006. From 1997 to 2002, he served as the chief human resources officer for Consolidated Freightways, a major transportation company. Prior to that, he was employed by Southern Pacific Transportation Company as assistant general counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Robert O. Murdock was named Vice President, General Manager Direct in August 2011 and was named an officer in 2012. In this role, he is responsible for the direct-to-consumer business. Mr. Murdock originally joined Nautilus in December 2005 as Director, Go-To-Market where he was responsible for product definition, development and management of Nautilus branded cardio and strength machines. Mr. Murdock has held multiple leadership roles in product development and marketing within the organization. In 2007, he was promoted to Senior Director, Go-To-Market, where he managed the product management team until January 2008, when he transferred to Director of Marketing, Consumer Insight and Brand. In November 2008, the Director of Marketing position held by Mr. Murdock shifted focus to the Direct channel, managing the product, placement, price and promotion of Schwinn, Nautilus, Bowflex and Universal brands. Most recently, Mr. Murdock was promoted to Vice President, General Manager Direct, which expanded the scope of his position to include responsibility for the entire Direct channel. Mr. Murdock has more than 15 years of experience in hard goods product development and marketing. Prior to joining Nautilus, Mr. Murdock held management positions at high technology firms including Intel and InFocus Corporation. Mr. Murdock earned a B.A. from Georgetown University and an M.B.A. from the University of Texas.

Jeffery L. Collins was named Vice President, General Manager Retail in November 2015 and was named an officer in February 2014. In this role, he is responsible for the Retail Channel’s global strategy and direction, along with managing both the domestic and international Retails Sales teams. He joined Nautilus in August 2013.  Mr. Collins' prior experience includes more than 20 years of sales and marketing experience in the consumer goods business segment. Prior to joining Nautilus, he held various senior sales and marketing positions with Pepsico, Pepsi Bottling Group, Handleman Co., Dyson Ltd., Halo Technologies, Techtronic Industries and Oreck Corporation. Mr. Collins attended both Grand Valley State University and Western Michigan University. Leveraging his prior experience and success in both the U.S. and international markets will support our strategic initiative to further grow the Retail Channel.

Dennis H. Lee was named Vice President General Manager, Commercial and Specialty in December 2015. As the co-founder of Octane Fitness, which was acquired by Nautilus in 2015, Mr. Lee oversees strategic direction and day-to-day operations of the brand. Mr. Lee launched Octane Fitness in September 2001 and built its business based on a strategy that focused exclusively on the core competencies of product innovation and sales, and service excellence. Prior to Octane, Mr. Lee held a variety of senior sales, service and logistics positions at Life Fitness and ParaBody. Mr. Lee earned a Bachelor of Science degree in Business Administration from Hamline University in St. Paul, Minnesota.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

April 4, 2016

The Compensation Committee of the Board oversees Nautilus' compensation programs on the Board's behalf.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2016 Annual Meeting of Shareholders, which will be filed with the SEC.

Respectfully submitted,

Richard A. Horn, Chairman
Ronald P. Badie
M. Carl Johnson, III
Anne G. Saunders
Marvin G. Siegert

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we identify the material elements of our compensation programs for all of our executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide detailed information regarding compensation paid to each Named Executive Officer (“NEO”). Our NEOs for 2015 are our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer as follows:

Name	Position
Bruce M. Cazenave	Chief Executive Officer
Sidharth Nayar	Chief Financial Officer
William B. McMahon	Chief Operating Officer
Wayne M. Bolio	Senior Vice President, Law and Human Resources, General Counsel
Robert O. Murdock	Vice President, General Manager Direct

Executive Summary

Overview

The executive compensation program is comprised of three primary elements in support of these objectives:

•	A base salary that is intended to provide a market competitive base level of compensation;

•
A cash-based short-term incentive program that rewards the achievement of explicit, measurable, company financial objectives in the areas of operating income and net revenue growth, as well as individual and company achievement of short- and long-term business objectives; and

•	An equity-based long-term incentive program that rewards the achievement of sustained increases in shareholder value over the long term.

Our executive officers are eligible to participate in our other employee benefits programs on the same terms as our eligible non-executive employees. Nautilus does not provide any material executive perquisites. Unexercised stock options held by our executive officers expire 90 days following termination, which same terms apply to our non-executive employees.

Governance of Our Executive Compensation Program

The Compensation Committee (herein referred to as the "Committee") has overall responsibility for the evaluation, approval and oversight of our compensation plans, policies and programs and the total direct compensation of our executive officers. The Committee has sole responsibility for determining our Chief Executive Officer’s compensation and for reviewing it with our Board. Our Chief Executive Officer provides recommendations to the Committee on compensation matters for our other executive officers. From time to time, the Committee seeks input from an independent consultant who advises the Committee regarding executive compensation matters.

During 2015, Farient Advisors, LLC (“Farient”) was engaged by the Committee to advise it on executive compensation matters. All of the services that Farient performs for Nautilus are performed at the request of the Committee, are related to executive and/or director compensation, and are in support of decision making by the Committee.

The Committee considered Farient’s independence in light of SEC rules and New York Stock Exchange listing standards. The Committee requested Farient to complete a questionnaire addressing factors pertaining to the independence of Farient and the senior advisor involved in the engagement, including the following factors: (1) other services provided to us by Farient; (2) fees paid by us as a percentage of Farient’s total revenue; (3) policies or procedures maintained by Farient that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Committee; (5) any company stock owned by Farient or the senior advisor; and (6) any business or personal relationships between our executive officers and Farient or the senior advisor. The Committee discussed these considerations and concluded that the work performed by Farient and Farient’s senior advisor involved in the engagement did not raise any conflict of interest.
Farient reports directly to the Committee and supports the Committee by:

•	providing information on executive and/or director compensation best practices and current trends;

•	reviewing compensation guiding principles and recommending assessment methodologies;

•	conducting detailed executive and/or director compensation assessments and providing preliminary recommendations for executive and director compensation adjustments; and

•	providing conceptual guidance and design advice on short-term and long-term incentive programs.

Compensation Philosophy

Our executive compensation program is designed with two primary objectives in mind:

•	attracting, retaining and motivating executives critical to our financial stability and future success; and

•	rewarding executives for meeting ambitious financial, operational and individual performance goals and taking effective actions which are expected to increase shareholder value over time.

Consistent with these objectives, we offer our executive officers a mix of base salary, short-term incentive cash compensation, long-term equity-based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total compensation), we operate under the general philosophy of targeting a total compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’

total compensation opportunity as variable compensation. We do not believe the elements of our compensation program are structured so as to encourage excessive risk taking by any of our executives, but are part of an overall compensation and management philosophy designed to increase shareholder value over time.

Peer group data is used to compare our compensation program for executive officers with that of executives in comparable roles at peer group companies. Although a comprehensive compensation review was not conducted in 2015, Farient Advisors conducted a benchmark equity compensation analysis for the purpose of determining equity grants in April 2015.

Based upon the selection criteria, which targeted high-end consumer products companies with annual revenues similar to Nautilus, the following companies were chosen for our peer group:

Bassett Furniture Industry, Inc. (BSET)	Johnson Outdoors Inc. (JOUT)
Cobra Electronics Corp. (COBR)	Movado Group, Inc (MOV)
Escalade, Inc. (ESCA)	Smith & Wesson Holding Corp. (SWHC)
Flexsteel Industries, Inc. (FLXS)	Sturm Ruger & Co. Inc. (RGR)
iRobot Corp. (IRBT)

Peer group data for the aforementioned companies is supplemented by data from published relevant compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry, annual revenues or other relevant metrics.

The Committee has established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of our peer group. Individual levels within this range are also affected by the executive’s experience, performance and potential, as assessed by the Committee with input from the Chief Executive Officer.

Base Salaries

Base salaries of our executive officers are intended to attract and retain executives (as part of the total compensation package) by providing a competitive base level of compensation. Base salaries are typically considered by the Committee on an annual basis, as well as in connection with the hiring of a new executive, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries of executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executives in comparable positions (similarity in scope, duties and responsibilities). A base salary benchmark comparison analysis was not conducted in 2015. The Committee did not make any changes to executive officer base salaries in 2015.

Short-Term Incentive Program

Our short-term incentive program for 2015 remained similar to the plan implemented in 2012. The program focuses on achievement of certain annual company financial goals including operating income and net revenue growth (Corporate Financial Factor), as well as company-level key strategic initiatives (Key Initiative Factor) and individual performance goals that were established for the performance period. Under the short-term incentive program, individual plan participants are eligible to receive incentive compensation in the form of cash bonuses based on a target percentage of their annual base salary. Individual bonus target amounts under the short-term incentive program remained unchanged in 2015.

The calculation for determining an individual executive’s incentive amount earned under the short-term incentive program is a product of: 1) the executive’s base salary; 2) the executive’s target bonus percentage; 3) the achievement against the Corporate Financial Factor; 4) the achievement against the Key Initiative Factor; and 5) the achievement against the executive's personal performance goals. We must achieve a minimum of 90% of our operating income or 57% of our net revenue growth goal for any payout to be available. For 2015, the combined maximum payout allowed under the plan was 150% of target.

Individual Bonus Targets
Individual bonus targets established under our short-term incentive program for 2015 for our NEOs ranged from 50% to 100% of annual eligible wages, consisting of base salaries, as follows:

Individual Bonus Target (% of eligible wages)
Bruce M. Cazenave	100%
Sidharth Nayar	50%
William B. McMahon	75%
Wayne M. Bolio	50%
Robert O. Murdock	50%

Corporate Financial Factor
The Corporate Financial Factor is calculated on a calendar year basis. Each company financial goal is assigned a weighting. The 2015 performance criteria and specific weightings were as follows:

Corporate Financial Criteria Weighting
Continuing Operations Operating Income	Net Revenue Growth	Combined Corporate Financial Factor
70%	30%	100%

Achievement against the combined corporate financial factor could range from 0% to 125%. However, a threshold of 90% achievement of target operating income must be met in order to earn a minimum payout of 30%. Alternatively, a threshold of 57% achievement of target net revenue growth must be met in order to earn a payout of 50%.

Key Strategic Initiatives Factor
In addition to the corporate financial factor, we establish performance objectives to incentivize and measure successful execution of our strategic initiatives. These included, for example, goals related to new product development and introduction, market penetration, return on invested capital and cost savings/optimization. Achievement against the objectives could range from 50% to 125%.

Individual Performance Factor
In addition to the corporate financial factor and key strategic initiatives factor, individual performance objectives were established for each executive officer in the form of formal written goals. Performance was measured against individual goals related to, for example, revenue targets, cost optimization, market research, new business development, organizational excellence, return on invested capital and product development milestones. Achievement against the individual performance factor could range from 0% to 125%.

2015 Short-Term Incentive Program Payments
For 2015 performance, our NEOs earned awards pursuant to the short-term incentive program based on achieving the following company and individual performance metrics:

Corporate Financial Achievement
Continuing Operations Operating Income	Net Revenue Growth	Combined Corporate Financial Factor
125%	125%	125%

Key Strategic Initiatives Achievement
Combined Key Strategic Initiatives Factor
106%

Individual Performance Goals Achievement
Bruce M. Cazenave	100%
Sidharth Nayar	98%
William B. McMahon	95%
Wayne M. Bolio	81%
Robert O. Murdock	121%

Based on the level of goals achieved, the NEOs earned the following short-term incentive compensation related to 2015:

Incentive Amounts Earned
Bruce M. Cazenave	$569,750
Sidharth Nayar	168,805
William B. McMahon	264,337
Wayne M. Bolio	134,570
Robert O. Murdock	168,750

Long-Term Incentive Program

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to our long-term success as reflected in our stock price. Under our long-term incentive plan, the Committee may grant equity awards in the form of stock options, stock appreciation rights, restricted stock, performance units or stock units to executive officers and other employees. Stock options have exercise prices equal to the fair market value of our common stock on the date of grant as defined by the plan. In granting these awards, the Committee may establish vesting conditions or other restrictions it deems appropriate.

New Hire Equity Grants

Our executive officers generally are provided an equity grant upon commencement of their employment. The Committee reviews the equity position of executive officers on a periodic basis. Additionally, an executive officer’s overall equity position is reviewed at the time of promotion and an additional grant may be considered at that time. There were no new hire equity grants awarded to our NEOs in 2015.

Equity Incentives

In April 2015, Farient conducted a benchmark equity compensation analysis to assist the Committee in determining equity grants. The Committee approved a grant of equity compensation, which included a mix of restricted stock unit awards (“RSUs”) and performance stock unit awards ("PSUs"), both issued under our long-term incentive plan. The RSUs vest in full on the third anniversary of the grant date, subject to the grantee's continuous employment with the Company through such date. The PSUs vest based on achievement of goals established for operating income and return on invested capital metric over a three-year performance period. The actual number of shares issued under a PSU award is based on the level at which the financial goals are achieved and can range from a 60% minimum threshold to a maximum of 150%.

Equity awards granted to our NEOs in 2015 were as follows:

	Restricted Stock Units (1)	Performance Stock Units (2)
Bruce M. Cazenave	12,209	12,209
Sidharth Nayar	4,429	4,429
William B. McMahon	6,360	6,360
Wayne M. Bolio	4,259	4,259
Robert O. Murdock	3,194	3,194

(1) RSUs vest in full on the third anniversary of the grant date.
(2) PSUs are subject to vesting based on achievement of specific financial targets for the three-year vesting term of the award. The actual number of PSUs vested can range from 0% to 150%, depending on the attainment of specific company performance goals.

Early 2016 Compensation Decisions

The Committee met in early 2016 to approve revisions to the short-term incentive plan, make routine adjustments to base salaries, and grant equity compensation awards to our NEOs.

The short-term incentive plan in place for 2016 remains within the same general structure as in 2015 with the program for 2016 focusing on achievement of certain annual company financial goals, including operating income and net revenue growth percentage (Corporate Financial Factor), as well as company-level key strategic initiatives (Key Initiative Factor) and individual performance goals that have been established for the performance period. We must achieve a minimum of 90% of our targeted operating income or 85% of our targeted net revenue growth percentage goal for any payout to be earned with a maximum combined payout of 150% of target if the goal is exceeded.

The Committee confirmed the following incentive targets for 2016, which included an adjustment to Mr. Nayar’s target:

Individual Bonus Target (% of eligible wages)
Bruce M. Cazenave	100%
Sidharth Nayar	60%
William B. McMahon	75%
Wayne M. Bolio	50%
Robert O. Murdock	50%

The Committee also reviewed base salaries for our NEO’s in early 2016. Farient Advisors submitted an analysis and proposal for routine base salary increases which was subsequently reviewed and approved by the Committee. Base salary increases were effective February 8, 2016 for all NEOs as outlined below:

	Previous Base Salary	Percent Increase	New Base Salary
Bruce M. Cazenave	$430,000	4.65%	$450,000
Sidharth Nayar	$260,000	5.77%	$275,000
William B. McMahon	$280,000	7.14%	$300,000
Wayne M. Bolio	$250,000	2.00%	$255,000
Robert O. Murdock	$225,000	11.20%	$250,000
Additionally, the Committee approved equity compensation awards to all NEOs. The awards consist of RSU awards and PSU awards, both granted under our 2015 Long-Term Incentive Plan. The RSUs vest in full on the third anniversary of the grant date, subject to the grantee's continuous employment with the Company through such date. The PSUs vest based on achievement of goals established for growth in operating income as a percentage of net revenue and return on invested capital over a three-year performance period. The number of shares vested under the performance unit awards following conclusion of the performance period will be determined based on the level at which the goals are achieved. The number of shares vesting under the performance unit awards can range from 60% of the shares subject to the award, if minimum thresholds are achieved, to a maximum of 150%.

Perquisites and Other Benefits

Our executive officers are eligible to participate in our medical, dental, vision, flexible spending, 401(k), life, disability, Employee Stock Purchase Plan, and wellness programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. No significant perquisites are provided to our executive officers.

Post-Employment Obligations

We believe that modest post-employment benefits are an important factor in maintaining the stability of our executive management team. We have separate severance arrangements with each of our executive officers under their respective employment agreements. These documents outline the terms and conditions of the post employment benefits. The agreements provide that in the event of an involuntary termination of employment for reasons other than cause, Nautilus will pay severance of twelve months (Mr. Cazenave), six months (Messrs. Bolio, McMahon and Nayar), or four months (Mr. Murdock) of the employee's base salary. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in our judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects our reputation; employee dishonesty related to his or her employment; violation of key company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to us; certain serious performance failures by the employee; and, death or disability of the employee. In addition, if the employee leaves for “good reason” (as such terms are defined in the applicable employment agreement), we may be obligated to pay separation benefits to the employee.

The agreements with our executives also provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled “Other Potential Post-Employment Payments” and related notes for information regarding severance and post-employment benefits that may be payable to our NEOs upon their termination.

Severance payments are made in accordance with our normal payroll cycle over the severance period. With the exception of Mr. Cazenave, severance payments for our NEOs will cease in the event the employee obtains subsequent employment, within the salary continuation period, at a salary equal to the employee's salary at the time of termination. Severance payments will be reduced in the event the NEO, with the exception of Mr. Cazenave, obtains subsequent employment, within the salary continuation period, at a salary less than the employee's salary at the time of termination. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the amount we can deduct for compensation paid to our Chief Executive Officer and the three other most highly-compensated executive officers (excluding the Chief Financial Officer) in any year to $1 million.

The Committee generally reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of executive officers however, the Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Base salary is not performance-based under Section 162(m), and our short-term incentive awards do not meet the performance-based compensation requirements of Section 162(m) because these awards are not granted under a shareholder-approved plan. Under our prior long-term incentive plan, performance-based stock unit awards do not meet the requirements of Section 162(m) because the applicable performance criteria have not been specifically approved by the shareholders. Compensation paid under the 2015 Long-Term Incentive Plan, however, is generally designed in a manner intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In 2015, a portion of the compensation paid to Messrs. Cazenave and McMahon was not deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned by, awarded to or paid to our NEOs for each of the three years ended December 31, 2015:

	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Bruce M. Cazenave(4)	2015	$430,000	$430,001	$—	$569,750	$9,275	$1,439,026
Chief Executive Officer	2014	419,423	213,958	225,847	555,736	9,540	1,424,504
	2013	375,000	76,130	80,471	465,072	24,922	1,021,595
Sidharth Nayar(5)	2015	260,000	155,989	—	168,805	9,275	594,069
Chief Financial Officer	2014	225,000	223,750	—	141,609	125,381	715,740
William B. McMahon	2015	280,000	223,999	—	264,337	5,600	773,936
Chief Operating Officer	2014	274,231	111,455	117,650	253,441	6,192	762,969
	2013	250,000	29,459	26,824	209,282	8,925	524,490
Wayne M. Bolio	2015	250,000	150,002	—	134,570	8,077	542,649
Senior Vice President, Law and	2014	235,325	99,520	105,047	152,784	6,952	599,628
Human Resources, General Counsel	2013	233,688	15,888	16,094	136,215	8,281	410,166
Robert O. Murdock	2015	225,000	112,493	—	168,750	9,275	515,518
Vice President, General Manager,	2014	222,115	67,174	70,906	166,587	9,100	535,882
Direct	2013	203,077	12,247	13,412	133,483	8,925	371,144

(1) The amounts reported in these columns reflect the aggregate grant date fair value of the stock option, RSU and PSU awards granted under our 2015 and prior long-term incentive plans. For further information regarding our stock-based compensation, see Notes 1 and 15 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2) Bonuses in 2015 consist of amounts earned under our short-term incentive plan for the year ended December 31, 2015.
(3) The amounts reported in this column reflect employer paid 401(k) match and/or relocation benefits. Additionally, Mr. Nayar's 2014 amount includes a new hire bonus.
(4) Mr. Cazenave served as Acting Chief Financial Officer until Mr. Nayar's appointment in February 2014.
(5) Mr. Nayar joined Nautilus in February 2014.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (# Shares)	All Other Option Awards: Number of Securities Underlying Options (# Shares)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh- old (# Shares)	Target (# Shares)	Maxi-mum(# Shares)
Bruce M. Cazenave		$1,720	$430,000	$645,000	—	—	—	—	—	$—	$—
	4/28/2015	—	—	—	14,650	24,418	36,628	—	—	—	430,001
Sidharth Nayar		520	130,000	195,000	—	—	—	—	—	—	—
	4/28/2015	—	—	—	5,314	8,858	13,288		—	—	155,989
William B. McMahon		840	210,000	315,000	—	—	—	—	—	—	—
	4/28/2015	—	—	—	7,632	12,720	19,080	—	—	—	223,999
Wayne M. Bolio		500	125,000	187,500	—	—	—	—	—	—	—
	4/28/2015	—	—	—	5,110	8,518	12,778	—	—	—	150,002
Robert O. Murdock		450	112,500	168,750	—	—	—	—	—	—	—
	4/28/2015	—	—	—	3,832	6,388	9,582	—	—	—	112,493

(1) Amounts reflect potential payments to our NEOs under our short-term incentive program for the year ended December 31, 2015. For amounts actually earned by our NEOs in 2015, see “Summary Compensation Table” located herein. Participation in the program is limited to those executives who are employed by us at the time the incentive payments are made. The threshold is calculated assuming the company financial factor and the key strategic initiatives are achieved at the minimum level, and the employee achieving an estimated lowest payout level at 5% for individual contribution. The target payout is calculated assuming company financial factor and the key strategic initiatives are achieved at 100%, and the employee obtaining 100% of the target payout level for individual contribution. The maximum payout is calculated assuming company financial factor and key strategic initiatives are achieved at the maximum level, and the employee achieving the highest payout level for individual contribution while taking into consideration the overall plan maximum of 150% payout. For further information regarding our short-term incentive program, see “Short-Term Incentive Program” located herein.

(2) Amounts reflect potential stock to be earned pursuant to RSU and PSU awards. The RSUs vest on the third anniversary of the grant date, subject to grantee's continuous employment with the Company through such date. The PSUs vest based on achievement of goals established for operating income and return on invested capital metric for a three-year performance period. The number of shares vesting under the PSU awards following conclusion of the performance period will be determined based on the level at which the financial goals are achieved. The number of shares vesting can range from 60% of the PSU awards if minimum thresholds are achieved to a maximum of 150%. See Notes 1 and 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for additional information.

(3) See Notes 1 and 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for detailed information regarding determining the fair value of stock-based awards and other relevant information.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth certain information regarding outstanding stock-based awards held by our NEOs as of December 31, 2015.

	Option Awards						Stock Awards
	Grant Date		Number of Securities Under-lying Unexer-cised Options (#) Exercis-able	Number of Securities Underlying Unearned Unexer-cised Options (#) Unexer-cisable	Option Exer-cise Price	Option Expir-ation Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (6)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4),(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce M. Cazenave	5/30/2011	(2)	50,000	—	$2.53	5/30/2018	—	$—	—	$—
	2/16/2012	(2)	57,000	—	2.85	2/16/2019	—	—	—	—
	5/2/2013	(2)	12,001	5,999	6.62	5/2/2020	—	—	11,500	192,280
	2/12/2014	(2)	14,461	28,921	8.22	2/12/2021	—	—	26,029	435,205
	4/28/2015		—	—	—	—	—	—	24,418	408,269
Sidharth Nayar	2/28/2014		—	—	—	—	3,817	66,660	15,000	250,800
	4/28/2015		—	—	—	—	—	—	8,858	148,106
William B. McMahon	5/2/2013	(2)	4,001	1,999	6.62	5/2/2020	—	—	4,450	74,404
	2/12/2014	(2)	7,533	15,066	8.22	2/12/2021	—	—	13,559	226,706
	4/28/2015		—	—	—	—	—	—	12,720	212,678
Wayne M. Bolio	5/2/2013	(2)	—	1,199	6.62	5/2/2020	—	—	2,400	40,128
	2/12/2014	(2)	6,726	13,452	8.22	2/12/2021	—	—	12,107	202,429
	4/28/2015		—	—	—	—	—	—	8,518	142,421
Robert O. Murdock	8/5/2011	(3)	1,875	—	1.85	8/5/2018	—	—	—	—
	5/2/2013	(2)	—	999	6.62	5/2/2020	—	—	1,850	30,932
	2/12/2014	(2)	—	9,080	8.22	2/12/2021	—	—	8,172	136,636
	4/28/2015		—	—	—	—	—	—	6,388	106,807

(1) Options granted under our 2015 and prior plans generally expire seven years from the date of grant.
(2) Option awards vest in three equal annual installments, beginning on the first anniversary of the grant date.
(3) Option awards vest in four equal annual installments, beginning on the first anniversary of the grant date.
(4) RSU awards vest in full as of the third anniversary of the grant date.
(5) PSU awards will be earned and vest if the applicable performance goal(s) have been achieved at the end of the three-year performance period. The three-year performance goals for the May 2, 2013 awards were achieved at the 150% level and, accordingly, such awards were earned and vested on February 25, 2016 (vesting was contingent on certification of achievement of the performance criteria by our Compensation Committee and the filing of our Annual Report on Form 10-K for the year ended December 31, 2015) as follows: Mr. Cazenave - 17,250 shares; Mr. McMahon - 6,675 shares; Mr. Bolio - 3,600 shares; and Mr. Murdock - 2,775 shares.

(6) Represents a stock unit award issued to Mr. Nayar upon his hire. The award has a total value of $100,000 and vests in three equal installments on the first, second and third anniversary of the grant date. The number of shares issuable on each vesting date is determined by dividing $33,333 by the average daily closing price of our common stock during the one year vesting period preceding the vesting date. On February 28, 2015, the first anniversary of the grant date, one-third ($33,333) of this award vested, resulting in the vesting of 2,790 shares based on an average daily market price of $11.95 per share. On February 28, 2016, the second anniversary of the grant date, one-third ($33,333) of this award vested, resulting in the vesting of 1,824 shares based on an average daily market price of $18.28 per share. The remaining value of $33,334 equates to an estimated 1,993 shares based on the closing price of our common stock on December 31, 2015 of $16.72 per share, for a total estimated 3,817 unvested shares as of December 31, 2015.

Option Exercises and Stock Vested

The following table provides information about options exercised and stock awards vested for the NEOs during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Bruce M. Cazenave	—	$—	84,129	$1,323,807
Sidharth Nayar	—	—	2,790	42,575
William B. McMahon	78,500	1,393,721	21,000	320,670
Wayne M. Bolio	10,400	184,203	11,250	171,788
Robert O. Murdock	27,966	354,483	9,750	148,883

(1) The market value realized was determined based on the NYSE closing price of our common stock on the vesting date.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of our NEOs is employed “at-will,” meaning employment may be terminated by either party with or without cause. Upon termination of employment by us without “cause” or if the NEO leaves for “good reason” (as such terms are defined in the NEO’s employment agreement), we may be obligated to pay separation benefits. For a description of such benefits, see "Compensation Discussion and Analysis - Post-Employment Obligations" above. The following table sets forth information regarding amounts that would have been payable to our NEOs had their employment been terminated effective December 31, 2015:

	Salary Continuation or Severance(1)	Benefits or Perquisites(2)
Bruce M. Cazenave(3)	$430,000	$12,392
Sidharth Nayar	130,000	207
William B. McMahon	140,000	2,429
Wayne M. Bolio	125,000	4,389
Robert O. Murdock	75,000	1,619

(1) Amounts that may be paid under the applicable employment agreement, assuming termination occurred on December 31, 2015.
(2) Per their individual employment agreements, all NEOs are entitled to continued health benefits for themselves and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments.

(3) In addition, Mr. Cazenave is entitled to a pro-rated bonus payment for the portion of the fiscal year completed prior to the termination.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to approve, on a non-binding, advisory basis, a resolution approving our executive compensation as reported in this Proxy Statement.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation program is designed and operates, as well as the Summary Compensation Table and other related compensation tables, which provide additional information on the compensation of our named executive officers. The Board and the Compensation Committee believe that our executive compensation program has supported and contributed to our recent and long-term success and the creation of long-term shareholder value; and that these programs are effective in helping us attract and retain the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders.

In accordance with regulations issued under Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking shareholders to approve the following non-binding, advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to Nautilus' Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion of the Proxy Statement for the 2016 Annual Meeting of Shareholders, is hereby APPROVED.

While this advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION
APPROVING NAUTILUS' NAMED EXECUTIVE OFFICERS COMPENSATION.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS *

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange ("NYSE") relating to audit committees. In addition, our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

The Audit Committee oversees Nautilus' financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the preparation, presentation and integrity of Nautilus' financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. Management is responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Nautilus' audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Nautilus' accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent accountant required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence from Nautilus and its management, and has considered whether the independent registered public accounting firm's provision of any non-audit services to Nautilus is compatible with maintaining such firm's independence.

The Audit Committee discussed with Nautilus' independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Nautilus' internal control over financial reporting, and the overall quality of Nautilus' financial reporting for the year ended December 31, 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management's report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has determined that provision by Deloitte & Touche LLP of other non-audit services is compatible with maintaining Deloitte & Touche LLP's independence. The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of Deloitte & Touche LLP as Nautilus' independent registered public accounting firm for the year ending December 31, 2016.

Respectfully Submitted,

Marvin G. Siegert, Chairman
Ronald P. Badie
Richard A. Horn
Anne G. Saunders

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this proxy statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act (together the “Acts”), except to the extent Nautilus specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016. Although we are not required to seek shareholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by shareholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We employed Deloitte & Touche as our independent registered public accounting firm during 2015. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. A representative of Deloitte & Touche is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of Deloitte & Touche if the representative so desires, and the representative will be available to respond to appropriate shareholder questions.

We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our Audit Committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor.” Under these policies, with Audit Committee pre-approval, we may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we engage Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of our annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by Deloitte & Touche during those periods.

Type of Fees	2015	2014
Audit Fees(1)	$681,494	$686,412
Audit-Related Fees(2)	264,892	—
Tax Fees(3)	62,069	47,750
All Other Fees(4)	25,000	—
Total	$1,033,455	$734,162

(1) Fees for the audit of our consolidated financial statements included in Forms 10-K, review of our condensed consolidated financial statements included in Forms 10-Q and services that are normally provided by the accountant in connection with our statutory and regulatory filings or engagements, including the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Fees for audit-related services consisting of due diligence and consulting rendered in connection with our acquisition of Octane Fitness in December 2015.
(3) Fees billed for tax compliance, tax advice and tax planning services rendered during the respective periods.
(4) Fees billed for royalty inspection of a licensee.
All of the services performed by Deloitte & Touche LLP in 2015 and 2014 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. Generally, pre-approval is provided at regularly scheduled committee meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of our independent registered public accounting firm.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE'S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from our executive officers, directors and 10% shareholders, we believe that all Section 16(a) filing requirements applicable to Nautilus were timely made with respect to the year ended December 31, 2015.

CODE OF ETHICS

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees. You can view the Code of Ethics on our website at www.nautilusinc.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Corporate Communications.

HOUSEHOLDING

In accordance with applicable regulations, we deliver a single Annual Report and Proxy Statement to certain persons who share an address, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, or by phone at (360) 859-2900. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before the Annual Meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the Annual Meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2015. Written requests should be mailed to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Company Secretary.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

/s/ Wayne M. Bolio
WAYNE M. BOLIO Secretary

Vancouver, Washington
April 4, 2016

APPENDIX A

SAMPLE PROXY CARD

NAUTILUS Inc

Changing the Game in Health and Fitness™

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors unanimously recommends shareholders vote FOR all of the nominees listed, FOR Proposal 2, FOR Proposal 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Ronald P. Badie	☐	☐	02 - Bruce M. Cazenave	☐	☐	03 - Richard A. Horn	☐	☐
04 - M. Carl Johnson, III	☐	☐	05 - Anne G. Saunders	☐	☐	06 - Marvin G. Siegert	☐	☐

Proposal	For	Against	Abstain
2. To adopt an advisory resolution approving Nautilus' executive compensation.	☐	☐	☐
3. Ratification of selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://www.nautilusinc.com/investors.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 2 7 4 6 8 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02AXOC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

NAUTILUS Inc

Changing the Game in Health and Fitness™

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 4, 2016

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 4, 2016 and names, constitutes and appoints Bruce M. Cazenave and Sidharth Nayar, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 1:00 p.m. PDT on May 4, 2016, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 14, 2016, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR all of the nominees listed, FOR Proposal 2, FOR Proposal 3.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at **17750 SE 6th Way, Vancouver, Washington 98683,** prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)